Exhibit 10.3

RESTRICTED STOCK AGREEMENT

UNDER THE SAIA, INC.

2018 OMNIBUS INCENTIVE PLAN

THIS AGREEMENT, made as of May 6, 2019 (“Date of Award”) by and between Saia, Inc., a Delaware corporation (hereinafter called the “Company”), and Robert S. Chambers (hereinafter called the “Awardee”).

WITNESSETH:

WHEREAS, the Board of Directors of the Company (“Board”) has adopted, and stockholders of the Company approved at the 2018 annual meeting of stockholders, the Saia, Inc. 2018 Omnibus Incentive Plan (“Plan”) pursuant to which restricted stock of the Company may be granted to employees of the Company and its subsidiaries (the Company and its subsidiaries are collectively referred to as “Saia”); and

WHEREAS, Awardee is now an employee of the Company or a subsidiary of the Company; and

WHEREAS, the Company desires to make a restricted stock award to the Awardee for six thousand five hundred and thirty-one (6,531) shares of its common stock (“Award”) under the terms hereinafter set forth and the terms of the Plan.

NOW, THEREFORE, in consideration of the premises, and of the mutual agreements hereinafter set forth, it is covenanted and agreed as follows:

1.Award Subject to Plan.  This Award is made under and is expressly subject to all the terms and provisions of the Plan, a copy of which Awardee acknowledges has been received, and which terms are incorporated herein by reference.  Awardee agrees to be bound by all the terms and provisions of the Plan.  Terms not defined herein shall have the meaning ascribed thereto in the Plan.  The Committee referred to in Section 5 of the Plan (the “Committee”) has been appointed by the Board, and designated by it, as the Committee to make awards under the Plan.

2.Grant of Award.  Pursuant to action of the Committee, effective as of the Date of Award, subject to the terms of this Agreement, the Company awards to the Awardee six thousand five hundred and thirty-one (6,531) shares of the common stock of the Company, of the par value of $0.001 per share (“Common Stock”); provided, however, that the shares hereby awarded (“Restricted Stock”) are nontransferable by the Awardee during the periods described herein (“Restriction Periods”) and are subject to the risk of forfeiture described herein.  During the Restriction Periods, at the Company’s election, the shares awarded hereunder will either be represented in book-entry form by the transfer agent for the Common Stock or by a certificate held by the Company or such transfer agent.  Any certificate relating to such shares shall be registered in the name of the Awardee and shall bear an appropriate legend referring to the applicable terms, conditions and restrictions.

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3.Time Vesting.  Except as otherwise provided in Sections 4 or 5, and subject to the terms of this Agreement, if the Awardee is and has been continuously in the service of the Company or a subsidiary of the Company since the Date of Award:

(a)on the third anniversary of the Date of Award, 1,632 [25%] shares of Restricted Stock granted hereby shall become fully vested and nonforfeitable and free of the restrictions provided in Section 2;

(b)on the fourth anniversary of the Date of Award, an additional 1,633 [cumulative of 50%] shares of Restricted Stock granted hereby shall become fully vested and nonforfeitable and free of the restrictions provided in Section 2; and

(c)on the fifth anniversary of the Date of Award, an additional 3,266 [cumulative of 100%] shares of Restricted Stock granted hereby shall become fully vested and nonforfeitable and free of the restrictions provided in Section 2.

4.Change in Control.  Upon a Change in Control, all shares of Restricted Stock not then free of the restrictions of Section 2 shall become immediately vested and free of such restrictions.

5.Death of the Awardee; Total Disability; Other Termination.

(a)In the event of the death of the Awardee or termination of employment of Awardee for any reason prior to May 6, 2020, this Award shall terminate and all shares of unvested Restricted Stock shall thereupon automatically and without further action be cancelled and forfeited for no consideration.  Subject to the terms of this Agreement, in the event of the death of the Awardee or termination of employment of Awardee due to Total Disability on or after May 6, 2020 and prior to May 6, 2021, one-third of the shares of Restricted Stock granted hereby shall become fully vested and nonforfeitable on the date of death or such employment termination and such shares of Restricted Stock shall become immediately free of the restrictions of Section 2 and all shares of unvested Restricted Stock shall thereupon automatically and without further action be cancelled and forfeited for no consideration.  Subject to the terms of this Agreement, in the event of the death of the Awardee or termination of employment of Awardee due to Total Disability on or after May 6, 2021 and prior to May 6, 2022, two-thirds of the shares of Restricted Stock granted hereby shall become fully vested and nonforfeitable on the date of death or such employment termination and such shares of Restricted Stock shall become immediately free of the restrictions of Section 2 and all shares of unvested Restricted Stock shall thereupon automatically and without further action be cancelled and forfeited for no consideration.  Subject to the terms of this Agreement, in the event of the death of Awardee or termination of employment of Awardee due to Total Disability on or after May 6, 2022, all the shares of Restricted Stock granted hereby not then free of the restrictions of Section 2 shall become fully vested and nonforfeitable and free of such restrictions on the date of death or such employment termination.

(b)In the event of Awardee’s termination of service with the Company and subsidiaries of the Company for any reason other than as specified in Section

5(a), any shares of Restricted Stock, to the extent not vested as of the termination date, shall thereupon automatically and without further action be cancelled and forfeited for no consideration.

6.Dividends.  Any cash or in-kind dividends paid with respect to the unvested shares of Restricted Stock shall be withheld by the Company and shall be paid to Awardee, without interest, only when, and if, such shares of Restricted Stock shall become fully vested, and in no event later than 2 ½ months after the close of the year in which such Restricted Stock vests.

7.Voting Rights.  Prior to the vesting of the shares of Restricted Stock, the Awardee shall have no right to vote the shares and, except as expressly provided otherwise herein, no other rights as a holder of outstanding shares of Common Stock with respect to the Restricted Stock.

8.Payment and Taxes.  As soon as practicable following the vesting of any shares of Restricted Stock, shares of Company Common Stock shall be delivered to the Awardee.  Awardee shall pay, or make arrangements acceptable to the Company for the payment of, any and all federal, state, and local tax withholding that in the opinion of the Company is required by law.  For the avoidance of doubt, the Awardee shall be entitled to satisfy any tax withholding obligations hereunder through an election to have shares of Common Stock of the Company withheld from any payments under this Agreement.  Unless Awardee satisfies any such tax withholding obligation by paying the amount in cash, by check, stock withholding, or by other arrangements acceptable to the Company, the Company shall withhold a portion of the stock payable upon vesting equal to the tax withholding obligation.  Any share withholding pursuant to this Section 8 is intended to be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to Rule 16b-3(e) under the Exchange Act.  As a condition to the effectiveness of this Restricted Stock Award, Awardee shall not make any election to Section 83(b) of the Internal Revenue Code of 1986, as amended, to realize taxable income with respect to the Award as of the Date of Award without consent of the Committee.

9.Administration.  This Award has been made pursuant to a determination made by the Committee, subject to the express terms of this Agreement, and the Committee shall have plenary authority to interpret any provision of this Agreement and to make any determinations necessary or advisable for the administration of this Agreement and may waive or amend any provisions hereof in any manner not adversely affecting the rights granted to the Awardee by the express terms hereof.

10.Restrictive Covenants.

(a)Customer Confidences and Confidential Information.

i.Customer Confidences.  The customers of Saia expect that Saia will hold all business-related matters, including the fact that they are doing business with Saia and the specific matters on which they are doing business, in the strictest confidence (“Customer Confidences”).  The term Customer Confidences will not, however, include information which (A) is or becomes publicly available, other than as a result of a breach by Awardee of this Agreement or any restrictive covenants (including confidentiality, non-competition and non-solicitation) relating to Saia, or (B) is or becomes available to Awardee on a non-confidential basis from a source other than Saia or Saia’s representatives and outside of the course of such Awardee’s employment with Saia.

ii.Confidential Information.  Awardee also acknowledges that, during the course of his employment, Awardee will have access to data and information relating to the business of Saia (whether constituting a trade secret or not) which is or has been disclosed to the Awardee or of which the Awardee became aware as a consequence of or through Awardee’s relationship with Saia and which has value to Saia and is not generally known to Saia’s competitors (“Confidential Information”).  Such Confidential Information includes both written information and information not reduced to writing, and by way of example only:  (A) the identity of Saia’s customers and prospective customers, including names, addresses and phone numbers, the characteristics, preferences and strategies of those customers, the types of services provided to and ordered by those customers; (B) Saia’s internal corporate policies related to those services, price lists, pricing information, fee arrangements, profit factors, quality programs, annual budgets, long-term business plans, marketing plans and methods, contracts and bids, personnel and the terms of dealings with customers; (C) financial and sales information, including Saia’s financial condition and performance and the compensation paid to other employees of Saia; (D) information relating to inventions, discoveries and formulas, records, research and development data, trade secrets, processes, other methods of doing business, forecasts and business and marketing plans of Saia; (E) stockholder information; and (F) all Company Intellectual Property (as hereinafter defined).  Confidential Information shall not include any data or information, even if otherwise set forth above as an example, which has been voluntarily disclosed to the public by Saia (except where such disclosure has been made by Awardee without authorization) or that has been independently developed and disclosed by others, or otherwise entered the public domain through lawful means.

iii.Restriction on Use of Customer Confidences and Confidential Information.  Awardee agrees that, both during and after Awardee’s employment with Saia, Awardee will not directly or indirectly (A) use any Customer Confidences or Confidential Information, other than in furtherance of the business of Saia, or (B) disclose any Customer Confidences or Confidential Information, other than disclosure (1) to a director, officer, employee, attorney or agent of Saia who, in Awardee’s reasonable good faith judgment, has a need to know the Customer Confidences, Confidential Information or information derived therefrom or (2) as required by law, rule, regulation, court order, or any governmental, judicial or regulatory process, provided that in any event described in the preceding clause (2), (I) Awardee shall promptly notify Saia as is practicable and not prohibited by law, and consult with and reasonably assist Saia, at Saia’s sole expense, in seeking a protective order or request for another appropriate remedy, (II) in the event that such protective order or remedy is not obtained, or if Saia waives compliance with the terms of the preceding clause (I), Awardee shall disclose only that portion of the Customer

Confidences or Confidential Information that, on the advice of Awardee’s legal counsel, is legally required to be disclosed and shall exercise reasonable efforts to assure that confidential treatment shall be accorded to such Customer Confidences or Confidential Information by the receiving person or entity and (III) to the extent practicable and permitted by applicable law, Saia shall be given an opportunity to review the Customer Confidences or Confidential Information prior to disclosure thereof.

iv.Ownership of Customer Confidences and Confidential Information.  Awardee acknowledges that any documents received or created by Awardee during the course of Awardee’s employment by Saia that contain or pertain to Customer Confidences or Confidential Information are and will remain the sole property of Saia.  Such documents include, without limitation, files, memoranda, correspondence, reports, customer records, contact lists and compilations of information, however such information may be recorded and whether on hard copy or by electronic or computer means.  Awardee agrees to return all such documents (including all copies) promptly upon the termination of Awardee’s employment and agrees that, during and after Awardee’s employment, Awardee will not, without the written consent of an officer of Saia, disclose those documents to anyone outside Saia organization or use those documents for any purpose other than as expressly provided herein.

(b)Intellectual Property.

i.Awardee agrees to disclose promptly to Saia all ideas, inventions, discoveries, improvements, designs, formulae, processes, production methods and technological innovations (which, together with all intellectual property rights that might be available therein including, without limitation, patents, copyrights and trade secrets, shall hereinafter be referred to as “Intellectual Property”), whether or not patentable, which Awardee has conceived or made or may hereafter conceive or make, alone or with others, in connection with Awardee’s employment by Saia either prior to or after the date of this Agreement, whether or not during working hours, and which (A) relate specifically to the business of Saia; (B) are based on or derived from Awardee’s knowledge of the actual or planned business activities of Saia; or (C) are developed using existing Intellectual Property belonging to Saia (collectively, “Saia Intellectual Property”).

ii.Awardee agrees to assign, and does hereby assign, to Saia (and to bind Awardee’s heirs, executors and administrators, to assign to Saia) all Saia Intellectual Property, regardless of when such Saia Intellectual Property was created.

iii.Without further compensation but at Saia’s expense, Awardee agrees to give all testimony and execute all patent applications, rights of priority, assignments and other documents, and in general do all lawful things reasonably requested of Awardee by Saia to enable Saia to obtain, maintain and enforce its rights to such Saia Intellectual Property.

iv.All of Awardee’s work product during Awardee’s employment by Saia or during Awardee’s involvement or relationship with Saia and all parts thereof shall be “work made for hire” for Saia within the meaning of the United States Copyright Act of 1976, as amended from time to time, and for all other purposes, and Awardee hereby quitclaims and assigns to Saia any and all other rights Awardee may have or acquire therein.  Accordingly, all right, title and interest in any and all materials, or other property, including, without limitation, trademarks, service marks and related rights, whether or not copyrightable, created, developed, adapted, formulated or improved by Awardee (whether alone or in conjunction with any other person or employee), constituting Saia Intellectual Property shall be owned exclusively by Saia.  Awardee will not have or claim to have under this Agreement, or otherwise, any right, title or interest of any kind or nature whatsoever in any Saia Intellectual Property.

(c)Non-competition.

i.Awardee agrees that, during the period commencing on the Date of Award and for a period of one (1) year after the date the Awardee ceases to be employed by Saia (the “Covenant Period”), Awardee shall not within the Area, for a competing entity engaged in any Protected Business (as defined below), either directly or indirectly, undertake to perform the duties and responsibilities substantially similar to those Awardee conducted, offered or provided for Saia during the last twenty-four (24) months of Awardee’s employment with Saia (or such shorter period of time that Awardee may have been employed) or, directly or indirectly, own an equity interest in a business engaged in any Protected Business; provided, however, that nothing herein shall prohibit Awardee from being an owner of not more than 1.9% of the outstanding equity interests in any entity which has equity securities listed on a national stock exchange or other public market.

ii.At any time following the date the Awardee ceases to be employed by Saia and at least 90 days prior to the expiration of the Covenant Period, Saia may in its sole discretion extend such Covenant Period for one (1) additional year, which during such extended Covenant Period Awardee will receive severance payments equal to twelve (12) months of Awardee’s base salary in effect at the time Awardee ceased to be employed by Saia (the “Severance Payments”).  Severance Payments, if elected by Saia, shall be payable in equal installments in accordance with Saia’s normal payroll practices.  Awardee shall be entitled to Severance Payments only so long as Awardee has not breached any of the provisions of Section 10.  Awardee shall not be entitled to any other salary, compensation or benefits after termination of employment, except as may be provided under any Executive Severance Agreement between Awardee and the Company (if any) or as required by law.

iii.For purposes of this Agreement, a “Protected Business” is (A) any business in which Saia is engaged on the date hereof, including any business for the provision of regional, interregional and/or national less-

than-truckload, non-asset truckload, expedited, brokerage and logistics services, or (B) any business in which Saia has taken active steps, as supported by the records of Saia, to become engaged on or prior to the date of termination.

iv.For purposes of this Agreement, “Area” means entire United States of America.

(d)Customer Non-Solicitation.  Awardee agrees that, during the period commencing on the Date of Award and for a period of two (2) years after the date the Awardee ceases to be employed by Saia (the “Non-Solicitation Period”), Awardee shall not, directly or indirectly, on behalf of any competing entity, solicit or attempt to solicit any customer or actively sought prospective customer of Saia, with whom the Awardee had Material Contact during Awardee’s employment with Saia, for purposes of providing products or services that are competitive with those offered by Saia.  For purposes of this Agreement, “Material Contact” means the contact between Awardee and each customer or potential customer: (a) with whom or which Awardee dealt on behalf of Saia; (b) whose dealings with Saia were coordinated or supervised by Awardee; (c) about whom Awardee obtained confidential information in the ordinary course of business as a result of Awardee’s association with Saia; or (d) who receives products or services authorized by Saia, the sale or provision of which results or resulted in compensation, commissions, or earnings for Awardee within two (2) years prior to the date of the Awardee’s termination.

(e)Awardee Non-Solicitation/Non-Hire.  Awardee agrees that, during the Non-Solicitation Period, Awardee shall not, within the Area, directly or indirectly, (i) except in the good faith performance of Awardee’s duties to Saia, induce or attempt to induce any employee or independent contractor (related to the business of Saia) of Saia to leave Saia, or in any way interfere with the relationship between Saia, on the one hand, and any employee or independent contractor thereof, on the other hand, or (ii) hire any person who was an employee or independent contractor of Saia.  The foregoing shall not prohibit general advertising not specifically targeted at employees or independent contractors of Saia, provided that the preceding clause shall not permit Awardee to take any action that would violate or conflict with the covenants and agreements set forth in this Agreement or any other agreement with Saia and shall in no way limit or affect Awardee’s obligations under such covenants and agreements.

11.Enforcement.

(a)Awardee understands that the execution of this Agreement is conditioned on Awardee’s acceptance of the restrictions contained in Section 10.  Awardee acknowledges that the restrictions contained in Section 10 are fair, reasonable and necessary for the protection of the legitimate business interests of Saia and that Saia will suffer irreparable harm in the event of an actual or threatened breach of any such provision by Awardee.

(b)In the event of a breach of any of the covenants contained in Section 10, subject to Saia’s discretion to waive such enforcement provision:

i.All of Awardee’s Restricted Stock granted hereunder, whether vested or unvested, shall automatically and without further action, be cancelled and forfeited for no consideration effective as of the date of such breach; and

ii.Awardee shall pay to the Company any cash or other consideration received by Awardee from the sale or disposition of any Restricted Stock; and

iii.Awardee consents and agrees that Saia may seek the entry of a restraining order, preliminary injunction or other court order to enforce such provisions and expressly waives any bond or security that might otherwise be required in connection with such relief.

(c)Awardee also agrees that such remedies shall be in addition and without prejudice to any claim for monetary damages which Saia might elect to assert.  Awardee agrees that the terms of Section 10 are in addition to, and not in limitation of, and in no way supersede or replace any other restrictive covenants agreed to by Awardee with respect to Saia.  The provisions of this Agreement do not in any way limit or abridge any rights of Saia under the law of unfair competition, trade secret, copyright, patent, trademark or any other applicable law(s), all of which are in addition to and cumulative of Saia’s rights under this Agreement.

12.No Right to Continued Service.  Nothing in this Agreement shall be deemed to alter Awardee’s status as an at-will employee or to create any limitation or restriction on the right of the Company to terminate the service of the Awardee as an employee at any time.

13.Non‑Transferability.  The Company may assign this Agreement without restriction.  Neither the Award hereby granted nor any rights thereunder or under this Agreement may be assigned, transferred or in any manner encumbered by Awardee except by will or the laws of descent and distribution, and any attempted assignment, transfer, mortgage, pledge or encumbrance except as herein authorized, shall be void and of no effect.

14.Severability.  If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law.  If the final judgment of a court of competent jurisdiction declares that any provision of this Agreement, including, without limitation, any provision of Section 10 hereof, is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the provision, to delete specific words or phrases and to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, and this Agreement shall be enforced as so modified.

15.Non-Waiver of Rights.  The Company’s failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by Awardee of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of the Company thereafter to enforce each and every provision in accordance with the terms of this Agreement.

16.Amendments.  Except as provided in the Plan and as otherwise expressly set forth herein, no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by the parties hereto.

17.Successors and Assigns.  Subject to the limitations set forth in this Agreement and the Plan, this Agreement shall be binding upon, and inure to the benefit of, the executors, administrators, heirs, legal representatives, successors and assigns of the parties hereto, including, without limitation, any business entity that succeeds to the business of Saia.  This Agreement may not be assigned by Awardee without the consent of the Committee.

18.Stock Ownership Guidelines.  Awardee acknowledges that the Board has adopted Stock Ownership Guidelines applicable to certain officers of the Company and such Guidelines may be modified or amended in whole or in part at any time.

19.Forfeiture.  Awardee acknowledges and agrees that the Award granted hereunder is subject to the terms of the Saia, Inc. Executive Incentive Compensation Recovery Policy adopted by the Board on December 7, 2018, a copy of which was provided to Awardee contemporaneously with this Agreement, and is subject to any additional obligations as may be required by law, including without limitation, Section 304 of the Sarbanes-Oxley Act of 2002.  Awardee further acknowledges and agrees that the Board may amend or modify such compensation recovery policy at any time or may adopt a new policy replacing or supplementing such policy and that any such policy or policies shall be binding on Awardee and the Award granted hereunder.

20.Choice of Law; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without respect to its principles of conflicts of laws.  The parties hereto irrevocably submit to the jurisdiction of the Delaware Court of Chancery (or, if such court declines to accept jurisdiction, any state or federal court sitting in or for New Castle County, Delaware) with respect to any dispute arising out of or relating to this Agreement, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts.  The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding.  Each party hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any right it may have to a trial by jury in respect of any litigation as between the parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto.  Each of the parties hereto (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications contained in this Section 20.

21.Counterparts.  This Agreement may be executed in any number of counterparts, any of which may be executed and transmitted by facsimile, and each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

22.No Defense.  The existence of any claim, demand, action or cause of action of Awardee against Saia, whether or not based upon this Agreement, will not constitute a defense to the enforcement by the Company of any covenant or agreement of Awardee contained in Section 11 herein.

23.Notification of New Employer.  In the event that Awardee is no longer an employee of Saia, Awardee consents to notification by the Company to Awardee’s new employer or its agents regarding Awardee’s rights and obligations under this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf, and the Awardee has signed this Agreement to evidence the Awardee’s acceptance of the terms hereof, all as of the date first above written.

SAIA, INC.

By:   /s/ Richard D. O’Dell

Richard D. O’Dell

Chief Executive Officer

       /s/ Robert S. Chambers

Robert S. Chambers, Awardee

Signature Page to Restricted Stock Agreement
under the Saia, Inc. 2018 Omnibus Incentive Plan